Exhibit 10.2

Agreement for Purchase and Sale dated as of July 29, 2005 between Avondale Multi-Family Limited Partnership and Wilshire Enterprises, Inc.

AGREEMENT FOR PURCHASE AND SALE

This Agreement for Purchase and Sale (“Agreement”) is dated as of July _____, 2005 (the “Effective Date”), and is entered into between AVONDALE MULTI-FAMILY LIMITED PARTNERSHIP, an Arizona limited partnership (“Seller”), and WILSHIRE ENTERPRISES, INC., a New Jersey corporation (“Purchaser”) (collectively, the “Parties”, or individually, the “Party”).

1.	Definitions. As used in this Agreement, the following terms shall have the following meanings:

1.1	“Property” means:

(a)
that certain real property situated at 1700 North 103rd Avenue, Avondale Arizona 85323, commonly known as The Village at Gateway Pavilions Apartments (the “Real Property” that, together with the “Personal Property,” shall be defined as the “Property”), consisting of 240 apartment units, as more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with any and all improvements thereon and all easements, licenses, rights-of-way and other appurtenances thereto;

(b)	the personal property presently owned by Seller and associated with the ownership, operation and maintenance of the Real Property (the “Personal Property”); and

(c)	the following intangible personal property:

(1)	The name “The Village at Gateway Pavilions Apartments” (“Trade Name”);

(2)	Leases with tenants (“Tenant Leases”) and refundable security deposits (“Tenant Deposits”) related thereto;

(3)	To the extent assignable, all licenses, permits and certificates of occupancy for the Property (“Permits”);

(4)	To the extent assignable, warranties and guarantees on Personal Property purchased, if any (“Warranties”); and

(5)	To the extent assignable, all plans, specifications, surveys, and other studies in Seller’s possession and all other general intangibles.

1.2	“Escrow Agent” means Title Security Agency of Arizona, Inc., 3850 East Baseline Road, Suite 103, Mesa , Arizona 85206, Attn: Ms. Marian Sprague.

2.
Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement.

3.	Purchase Price. The purchase price for the Property is Twenty Eight Million One Hundred Forty Thousand Dollars ($28,140,000.00) (the “Purchase Price”), paid at Closing (as defined below) as follows:

3.1
Earnest Money Deposit. Upon full execution of this Agreement, Purchaser agrees to deposit One Hundred Thousand Dollars ($100,000.00) in cash with Escrow Agent as Purchaser’s Earnest Money Deposit (the “Initial Deposit”). Upon delivery of the Initial Deposit to Escrow Agent, (a) the Initial Deposit shall be non-refundable to Purchaser, unless Seller breaches this Agreement beyond any applicable cure period or a damage/condemnation event in Sections 14 or 15 shall have occurred and Purchaser timely elects to cancel this Agreement pursuant to the applicable section; and (b) the Initial Deposit shall be paid by Escrow Agent to Seller on the twenty second (22nd) day following the Effective Date, unless Purchaser sooner has given the Purchaser Title CN (as each such term is defined in Section 5.2 below) to Seller and Escrow Agent. In addition, Purchaser agrees to deposit an additional Four Hundred Thousand Dollars ($400,000) in cash (the “Second Deposit”) on the twenty second (22nd) day after the Effective Date, which shall be non-refundable to Purchaser, except in the event of Seller’s breach of its obligations under this Agreement beyond any applicable cure period or a damage/condemnation event in Sections 14 or 15 shall have occurred and Purchaser timely elects to cancel this Agreement pursuant to the applicable section; from this Second Deposit, Fifty Thousand Dollars ($50,000) shall be paid by Escrow Agent to Seller on the business day following that on which Purchaser makes the Second Deposit. The balance of the Second Deposit shall be placed in an interest bearing account of a federally insured depositary of a major money center bank, and the interest accruing thereon shall belong to the party entitled to the Initial Deposit or the Second Deposit, as the case may be. If upon the 66th day following the Effective Date Purchaser fails to apply to HUD for the assumption of the PFC Encumbrance as set forth in Section 13.3(d), an additional One Hundred Thousand Dollars ($100,000) of the Second Deposit shall become non-refundable and shall immediately be released to Seller. Additionally, if prior to Closing Purchaser cancels this Agreement for any reason other than Seller’s breach of this Agreement beyond the applicable cure period or a condemnation or casualty event described in Sections 14 or 15, the Second Deposit balance shall be paid, along with accrued interest thereon, to Seller without further instructions to Escrow Agent.

3.2
Balance of Purchase Price. On or before the Closing Date (as defined in Section 4 below), Purchaser shall deposit with Escrow Agent and Escrow Agent shall immediately release to Seller the amount equal to (a) the Purchase Price (less the Initial Deposit and the Second Deposit specified in Section 3.1 above), minus (b) the principal balance of the PFC Encumbrance (as defined below) as of the Closing Date, plus (c) any amounts owed to the holder of the PFC Encumbrance in consideration of Purchaser’s assumption thereof (including without limitation any assumption fee and the replacement of all deposits held in reserve by the Lender or HUD) plus or minus other sums (e.g., escrow fees and tax prorations share) necessary to close, as applicable.

4.
Closing Date. The closing of the transaction contemplated by this Agreement (the “Closing Date” or “Closing”) shall occur in the office of Escrow Agent (or, if required by the federal government, at the HUD office so designated therefore) not later than the tenth (10th) day after the date on which HUD approves the TPA (as defined below) or such earlier date as the parties may agree, but in no event later than one hundred eighty (180) calendar days following the Effective Date (the “Outside Closing Date”) , unless Purchaser elects to extend the Closing as set forth herein. The Closing may be extended for up to thirty (30) days as follows: Upon Purchaser’s written notice to be given to Seller at least ten (10) days prior to the Outside Closing Date, Purchaser shall have the right to extend the Closing Date for one (1) thirty (30) day period, so long as (i) Purchaser has made formal application to HUD for the assumption of the PFC Encumbrance as set forth in Section 13.3(d), and (ii) Purchaser demonstrates in the notice to Seller good faith, diligent efforts to prosecute the application with HUD and shares with Seller Purchaser’s written communications with HUD demonstrating progress in processing the HUD approval of the TPA, and (iii) Purchaser instructs Escrow Agent, concurrently with its notification of extension of the Closing Date, to release an additional One Hundred Thousand Dollars ($100,000.00) from the Second Deposit in consideration of Seller granting the thirty (30) day extension period, such additional deposit to be non-refundable to Purchaser. Escrow Agent hereby is instructed to release the One Hundred Thousand Dollar ($100,000) sum from the Second Deposit to Seller promptly upon its receipt of Purchaser’s notice of intention to extend the Closing.

5.	Title and Title Insurance.

5.1
Condition of Title. At closing, title to the Real Property shall be marketable of record free of (and title insurance shall insure that title is free of) encumbrances or defects, except Permitted Exceptions (as defined below). “Permitted Exceptions” include (i) nondelinquent taxes, (ii) usual rights of tenants as identified in the rental agreements or leases, (iii) building or use restrictions general to the area in which the Real Property is located, (iv) the “Regulatory Agreement for Multifamily Housing Projects” for FHA Project No. 123-35386, recorded as Instrument No. 2003-1502707 in the official records of Maricopa County, Arizona (the “HUD Covenant”), and (v) other exceptions as are approved, or deemed approved or waived, by Purchaser pursuant to Section 5.2.

5.2
Preliminary Title Commitment. Within seven (7) days after the Effective Date, Escrow Agent will make available to Purchaser a commitment for title insurance (“Preliminary Commitment”), along with legible copies of all recorded exceptions to title, issued by First American Title Insurance Company (the “Title Company”) showing the condition of title to the Property.

Purchaser shall give written notice to Seller on or before seven (7) days following the date of Purchaser’s receipt of the Preliminary Commitment (the “PO Notice”) of any defects or exceptions to title to which Purchaser objects. Within five (5) days of receipt of Purchaser’s notice, Seller shall notify Purchaser in writing whether Seller intends to remove, at or prior to closing, the defects or exceptions to title to which Purchaser objects, which Seller shall have the sole election whether to remove. Seller must remove all monetary encumbrances against title to the Real Property (except the PFC Encumbrance, as defined below), which Seller has consensually granted in writing as a lien against the Property and any mechanic’s liens (or bond over such disputed mechanic’s lien) unless resulting from the acts or omissions of Purchaser). If Seller notifies Purchaser of its agreement to remove any of the defects or exceptions, then Seller shall remove such defects or exceptions on or before the Closing Date.

If Seller notifies Purchaser that Seller will not remove one or more of such defects or exceptions noted in the PO Notice (the “SR Refusal Notice”), Purchaser may elect to accept such defects or exceptions to title as Seller declines to, or fails to offer to, cure or, alternatively, elect to terminate this Agreement. If Purchaser elects to terminate this Agreement, it must do so in writing within five (5) days of Seller’s election not to remove all defects to which Purchaser objected (the “Purchaser Title CN”), whereupon the Initial Deposit shall be refunded to Purchaser and all rights and obligations of Seller and Purchaser under this Agreement shall terminate and be of no further force or effect. Purchaser’s failure to timely provide the notice described in the preceding sentence shall be deemed to be Purchaser’s election to accept such defects or exceptions and a waiver of Purchaser’s right to terminate this Agreement pursuant to this Section 5.2. If a mechanic’s lien not resulting from the acts or omissions of Purchaser, is recorded between the date of Purchaser’s receipt of the Preliminary Commitment and the Closing Date, Purchaser shall have the right to cause Seller to pay or bond over such monetary lien or encumbrance through escrow at closing. Other than the removal of any consensual monetary lien granted in writing by Seller, any mechanic’s lien arising from work authorized by Seller, and any other encumbrance executed by Seller after issuance of the Preliminary Commitment and prior to Closing, Seller shall have no obligation to cure any title defect or remove any matter from title to the Property, and Purchaser’s sole remedy in the event of Seller’s inability or unwillingness to cure or remove any exception to title to which Purchaser objects will be to terminate this Agreement and obtain the return of its Initial Deposit.

5.3
Title Policy. The Title Company shall deliver to Purchaser as soon as practicable after Closing, at Seller’s expense, an ALTA standard coverage owner’s policy of title insurance insuring Purchaser’s fee simple title to the Real Property in the face amount of the Purchase Price and containing no exclusions other than the form printed exclusions and no exceptions other than the Permitted Exceptions and those created or caused by Purchaser (the “Title Policy”). Purchaser, at Purchaser’s sole expense, may require the Title Company to issue an ALTA extended coverage owner’s title policy, and if it does so, Purchaser shall bear all additional costs associated with obtaining the extended coverage policy or any endorsements thereto.

6.
Entry and Inspection. Purchaser shall have rights of physical inspection of the Property or the books and records thereof, including without limitation examination of those due diligence matters contained within the items reflected on Exhibit B attached hereto. Seller agrees to promptly furnish the necessary documents stated on Exhibit B for inspection not later than ten (10) days from Effective Date. Purchaser, within twenty one (21) days from the Effective Date (the “Due Diligence Period”), shall specifically approve in writing all matters contained in the items set forth on Exhibit B as well as the forms of the Closing documents, and affirm that Purchaser will proceed with the transaction contemplated by the Agreement for the full Purchase Price. If Purchaser fails to provide timely such unambiguous written approval to Seller by the last day of the Due Diligence Period, this Agreement shall terminate and be of no further force or effect except that Purchaser shall forfeit its Initial Deposit to Seller, and thereafter the Parties shall have no obligations to each other except for any express surviving indemnity obligations contained herein. Notwithstanding the foregoing, the Due Diligence Period shall be extended by one (1) day for each day or portion thereof beyond the aforesaid ten (10) day period for delivery of the necessary documents stated on Exhibit B that any of said documents have not been delivered by Seller. Except as otherwise expressly provided in Section 13.1 below or in the Closing documents, the sale of the Property is and will be made on an “AS IS, WHERE IS” basis, with all defects of any nature, and Seller has not made, does not make and specifically negates and disclaims, any representations, warranties or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future of, as to, concerning or with respect to the Property or any other matter whatsoever, including without limitation its income, its tenancies, its value, its zoning, its environmental condition, and its compliance with any other laws.

7.
Purchaser’s Contingencies. The obligation of Purchaser to purchase the Property pursuant to this Agreement is expressly contingent upon approval or waiver of the following contingency (“Purchaser’s Contingency”) in Purchaser’s reasonable discretion within the time period specified for each condition:

Purchaser obtaining approval of (i) the assumption of the existing first deed of trust and promissory note due April 1, 2045, encumbering the Property in favor of Capstone Realty Advisors, LLC (“Lender”), which succeeded to the interest of PFC (“PFC Encumbrance”) and (ii) the transfer of physical assets under HUD Form 92266 (or its successor application form), provided that Purchaser shall timely submit the necessary assumption documents to each person from whom consent to assume is required within the time frame described in the terms of Section 13.3(d) hereof.

8.
Confidentiality. Except as may be required by law (in which event Purchaser shall give not less than five (5) business days notice to Seller of such legal obligation in advance of the intended disclosure) Purchaser and Purchaser’s agents and representatives hereby covenant with Seller that Purchaser and its agents and representatives, without the prior written consent of Seller (which consent may be withheld for any reason or none) shall not disclose to any other person beyond its accountants and legal counsel, by any means whatsoever, (i) any information pertaining to this Agreement and the transaction contemplated hereby, or (ii) any information, data or documents provided by Seller or its agents or representatives regarding Seller, its business and the Property.

9.	Prorations.

9.1	Taxes. Property taxes shall be prorated as of the Closing Date based upon a three hundred sixty-five (365) day year.

9.2
Rents. All non-delinquent rents shall be prorated on an accrual basis; however, Purchaser shall receive no credit for any outstanding rental concessions or future rent credits. Purchaser shall receive credit for rents on the day of Closing. In the event Seller receives any payments of rent from tenants subsequent to Closing that are applicable to any period after Closing, such payments shall be endorsed by Seller in favor of Purchaser and promptly delivered to Purchaser. In the event Purchaser receives any payments of any delinquent rent from tenants subsequent to Closing that are applicable to periods prior to the Closing, such payments shall, as applicable, either be endorsed by Purchaser in favor of Seller and promptly delivered to Seller or promptly paid to Purchaser by Seller. Purchaser shall use commercially reasonable efforts to collect delinquent rent from tenants owed to Seller prior to Closing, but Purchaser shall not be obligated to commence eviction efforts in an effort to collect rents. Purchaser shall be entitled to apply all payments by tenants first to the payment of current rent and other charges and second to the payment of pre-Closing delinquent rent when the current month’s rent is past due; but rent payments received more than ten (10) days prior to their due date during the two (2) months next following the month of the Closing Date shall be presumed to be a “catch-up” payment of pre-Closing delinquent rent (unless any such payment is accompanied by a notation from the tenant indicating to the contrary) and shall be remitted to Seller. The refundable portion of all tenant deposits and accrued interest as to those leases that provide that the landlord shall pay interest on such deposits shall be credited by Seller to Purchaser at Closing. Purchaser shall receive no credit for any non-refundable fees or deposits unless the date, circumstance or event which makes same non-refundable has not occurred as of the Closing Date.

9.3
Utilities and Operating Expenses. Purchaser agrees to open accounts with the utility companies serving the Property and to cooperate with Seller in requesting readings as of the Closing Date. If readings cannot be obtained as of the Closing Date, the Parties shall prorate all utility charges relating to the Property, including water, gas, electricity, sewer and the like, outside of escrow, with such prorations to be finalized as soon as practicable following Closing. Expenses under any Approved Contracts assumed by Purchaser shall be prorated as of the Closing Date. If any errors or omissions are made regarding adjustments or prorations, the parties shall make the appropriate corrections promptly upon the discovery thereof. If any estimates are made regarding adjustments or prorations, the Parties shall make the appropriate correction promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid in cash outside of escrow to the party entitled thereto. The obligations of the Parties under this Section 9.3 shall survive for a period of twelve (12) months after the Closing Date.

10.	Closing Costs.

10.1	Seller’s Closing Costs. Seller shall pay the following:

(a)	One-half of Escrow Agent’s fee;

(b)	The cost of an ALTA standard coverage owner’s Title Policy, including search fees;

(c)	Real estate sales commissions as set forth in Section 18;

(d)
Seller’s attorneys’ fees in connection with the transaction contemplated by this Agreement (which shall not include any fees of attorneys engaged by Purchaser with regard to the assumption of the PFC Encumbrance); and

(e)	Recording fees customarily paid by sellers.

10.2	Purchaser’s Closing Costs. Purchaser shall pay:

(a)	One-half of Escrow Agent’s fee;

(b)	Any sales/use tax in connection with transfer of the Personal Property;

(c)	That portion of the cost of obtaining a satisfactory title insurance policy that is in excess of the cost of the Title Policy, including the costs of an ALTA survey, if required;

(d)
All costs and fees associated with assumption of the PFC Encumbrance on the Property and replacement of all reserves held by the holder of the PFC Encumbrance and HUD, and upon the Closing Date, any tax, insurance, replacement reserve, operating deficiency reserve, and any other impounds maintained by Lender in accordance with the HUD Loan (collectively, the “Impounds”) shall be reimbursed by Purchaser to Seller. The amount of the Impounds as of the Closing Date is to be determined by the Escrow Agent by obtaining written confirmation from the Lender. Also, Purchaser shall pay all its attorneys’ fees in connection with the transaction contemplated by this Agreement and those fees charged by the PFC Encumbrance holder or HUD in connection with the assumption of same, including without limitation the fees of its legal counsel; all costs incurred in connection with the consummation of Purchaser’s IRC Section 1031 exchange; and those recording fees customarily paid by purchasers, including without limitation all the PFC Encumbrance assumption instruments.

11.
Closing Deliveries. On or before the Closing Date, the Parties shall cause to be delivered to Escrow Agent fully executed originals of the following documents, satisfactory in form and substance to both Seller and Purchaser, together with escrow instructions, funds required to close and any other documents reasonably required to complete the transaction contemplated by this Agreement:

11.1	Seller’s Deliveries.

(a)
Special Warranty Deed conveying title to the Property to Purchaser and containing a reference to the HUD Covenant and a restriction prohibiting converting the use of the Property into condominiums, a horizontal property regime or other form of separate ownership as to any of the dwelling units, for a period of ten (10) years from the date of issuance of the final certificate of occupancy upon completion of the improvements to the Property, in form and substance identical, subject to any corrections or revisions jointly agreed to by the parties or required by law, to that instrument to be delivered to Purchaser within fourteen (14) days after the Effective Date (the “Deed”);

(b)	Bill of Sale conveying title to the Personal Property to Purchaser;

(c)
Rent Roll, certified as correct as of the Closing Date by Seller, identifying each unit, the tenant of each unit, the lease expiration date, the monthly rent, the status of payment of rent, all refundable tenant deposits and/or prepaid rents on deposit from tenants to be transferred by Seller to Purchaser at Closing, and any rental concessions to tenants then in effect;

(d)	Assignment and Assumption of Leases assigning to Purchaser all of Seller’s interests in all of the Tenant Leases;

(e)
Assignment and Assumption of Contracts and Intangibles assigning to Purchaser all of Seller’s rights and obligations under the contracts affecting the Property which Purchaser has elected to assume in accordance with the terms of this Agreement (collectively, the “Approved Contracts”);

(f)	General Assignment assigning to Purchaser all of Seller’s interest in warranties and other intangible Personal Property;

(g)	Non-foreign affidavit stating that Seller is not a “foreign person” for purposes of Section 1445 of the Internal Revenue Code;

(h)
An Affidavit of Property Value required in connection with the conveyance of the Real Property and such other documents as are customary for similar transactions or as may be reasonably required by the Title Company in its capacities as underwriter or escrow agent; and

(i)	A certificate updating Seller’s representations and warranties as of the Closing Date.

Additionally, Seller shall cause fully executed originals of the following documents to be delivered directly to Purchaser on or before the Closing Date:

(a)	Originals of all Tenant Leases (or copies, if any original has been lost) and any material correspondence related thereto, i.e, all tenant files;

(b)	Originals of all Approved Contracts and any material correspondence related thereto;

(c)	Materials relating to the intangible Personal Property assigned to Purchaser that Seller has in its possession and/or control;

(d)
All soils, seismic, geologic, drainage, toxic waste and environmental reports, surveys, “as-built” plans and specifications, working drawings, grading plans, elevations and similar information with respect to the Real Property which Seller has in its possession and/or control to the extent that originals of such items have not been delivered previously by Seller to Purchaser; and

(e)
All keys to the improvements located on the Real Property which Seller or Seller’s agents have in their possession, which keys shall include at least one (1) key for every apartment unit, and which keys shall be properly tagged for identification; and

(f)	The originals of the certificate of occupancy for the improvements on the Real Property and any other document readily accessible by Seller that is identified on Exhibit B.

11.2
Purchaser’s Deliveries. Purchaser shall deliver on the Closing Date, the Purchase Price for the Property in accordance with Sections 3.1 and 3.2 above and any documents necessary to complete the transaction contemplated by this Agreement, which shall include without limitation a letter from Purchaser’s President authorizing (for so long as Purchaser owns the Property) Seller’s affiliates to enter upon the Property (with due concern for the rights of tenants) upon forty-eight (48) hours prior written notice to Purchaser to tour the Real Property with prospective investors in or lenders to Seller’s affiliates’ other developments. Such deliveries shall be made in a timely manner to allow for disbursement of the Purchase Price to Seller on the Closing Date.

12.	Seller’s Obligations Pending Closing.

12.1
Maintenance of Property; Agreements Affecting Property. From the Effective Date until the Closing Date, Seller will continue to conduct its business on and to manage the Property in a manner similar to Seller’s current conduct and will maintain the Property in its current condition, subject to normal wear and tear, depreciation and damage by insured casualty. Seller will maintain Morrison Ekre & Bart as property manager and will not terminate Morrison, Ekre & Bart as property manager unless for cause or with the consent of Purchaser which shall not be unreasonably withheld. Seller has not previously entered into any agreements with respect to the operation of the business conducted on the Property (other than Tenant Leases, and any other agreements which would be disclosed by the documents described in Exhibit B attached to this Agreement) which will be binding on Purchaser after the Closing Date, and following the Effective Date, Seller will not enter into any such agreement which will be binding on Purchaser without the consent in writing of Purchaser. Seller will not sell, assign or convey any right, title or interest in the Property to any third party or permit to exist any lien, encumbrance or charge thereon without discharging the same prior to the Closing Date.

12.2	Property Insurance. Until the Closing Date, Seller shall maintain its insurance policy or policies insuring the Property in full force and effect.

13.	Representations and Warranties.

13.1
Seller’s Representations and Warranties. The phrase “Seller’s Knowledge” or “Seller has not received written notice” or “Seller has no knowledge of” or other phrases of similar import shall mean and be limited to information actually known to or acquired by, in each case as of the Effective Date and without any special inquiry, David K. Lu and Devan F. Wastchak, who are principals of Seller. In addition to other representations herein, Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:

(a)
Seller is an Arizona limited partnership, duly formed and validly existing in the State of Arizona. Seller, and the persons and entities signing on behalf of Seller, have full power and right to enter into and perform their obligations under this Agreement and the documents contemplated herein, including, without limitation, conveying the Property as herein provided;

(b)
Neither Seller nor any of the persons or entities constituting Seller is a “foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, and Seller and each of the persons and entities constituting Seller shall execute an affidavit at Closing, in form acceptable to Purchaser, confirming such matters; additionally, Seller is not, and shall not be at any time, a person with whom the Lenders are restricted from doing business under the regulations of the Office of Foreign Asset Control ("OFAC") of the Department of Treasury of the United States of America (including those Persons named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Administrative Agent any information that the Administrative Agent deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(c)
Seller’s interest in the Personal Property, Warranties, Permits, Tenant Leases, Tenant Deposits, Approved Contracts, and Trade Name is free of any liens or encumbrances, including without limitation any leases or financing (with the exception of the PFC Encumbrance and the HUD Covenant). There shall not be any obligations of Seller in connection with the Property that will be binding upon Purchaser after the Closing Date, except for the Tenant Leases, the Approved Contracts, and the Permitted Exceptions;

(d)
The execution and delivery of this Agreement and the documents contemplated herein, and the consummation of the transactions contemplated herein, will not result in the breach of any agreement, indenture, or other instrument to which Seller is a party or is otherwise bound, so long as the PFC Encumbrance and the HUD Covenant are fully assumed by Purchaser with each lienholder’s consent;

(e)
Except for the consent of the Lender and HUD, no consent, approval, authorization or order of any court or governmental agency or body or other third party is required in connection with Seller’s execution and delivery of this Agreement or in connection with Seller’s performance of its obligations under this Agreement;

(f)
Seller has not received written notice and has no actual knowledge (a) that any permits required for the Property’s present use and status have not been obtained or that any conditions contained in any permits have not been satisfied, except as set forth in subsection (k) of this Section 13.1, or (b) of any attachments, executions, or assignments for the benefit of creditors, or voluntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or threatened by or against any of the persons or entities constituting Seller;

(g)
Except for the Tenant Leases, and those recorded exceptions set forth in the Preliminary Commitment, there are no options, rights of first refusal, occupancy agreements (written or oral), licenses, contracts, restrictive covenants, parking agreements, or any other agreements affecting the Property or the ownership, use, occupancy, operation, construction or maintenance of the Property;

(h)
Seller has not received written notice and has no actual knowledge that any water, sewer, gas, electricity, telephone, cable TV, drainage or other utility or system required by law or necessary for the use, occupancy, operation and maintenance of the Property (i) is not installed across public property (or across valid easements which will inure to the benefit of Purchaser pursuant to this Agreement) to the boundary lines of the Real Property; (ii) is not connected pursuant to valid permits; (iii) is not paid current as of the date of mutual acceptance of this Agreement and will be paid current as of the Closing Date; or (iv) is not billed at normal metered charges for apartment use;

(i)
No services, material or work have been supplied to the Property by or on behalf of Seller for which payment has not been made in full in a timely manner, or which will not be paid in full before the Closing Date;

(j)
All financial information about the Property heretofore or hereafter prepared by Seller and furnished to Purchaser is true, complete, and correct in all material respects as of the date therein specified and presents fairly the financial condition of the Property;

(k)
Seller has received no written notices and Seller has no actual knowledge (a) concerning any actual or alleged violation of or claim relating to any applicable governing regulation relating to the Property, including without limitation the Americans with Disabilities Act, or Seller’s use of the Property; (b) that any of the uses or structures on the Real Property constitute a nonconforming use or structure under the applicable governmental regulation, provided, a secondary fire access issue is being discussed between the City of Avondale and Seller’s contractor and shall reach final resolution prior to Closing; (c) that a variance or special exception from any Board of Adjustment of the City of Avondale or from any other applicable governmental entity has been obtained by Seller, or that any such variance or special exception is required for the Property or its use, occupancy, and operation to fully comply with the applicable governmental regulation; (d) that any federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Property or to restrict or change access from any such highway or road to the Property; or (e) of any violation of any covenant, or condition applicable to the Property;

(l)
Seller has received no written notice of and Seller has no actual knowledge of: (i) any claim, action, suit, proceeding (including without limitation any proceeding in the nature of eminent domain) or investigation pending or threatened before any agency, court or other governmental authority or by any tenant, supplier or material man which relates to the ownership, use, occupancy, value, operation of or title to the Property or any portion thereof; or (ii) any pending or contemplated special or general assessments, whether or not a lien on the Property, affecting any portion of the Property which will not be paid in full by Seller prior to the Closing Date; or (iii) any proceeding for any increase in the assessed valuation of any portion of the Property (other than normal reassessment for ad valorem tax purposes which is part of a continuing and ongoing process);

(m)
Seller has disclosed to Purchaser, in writing, information to the extent of Seller’s Knowledge in respect to (a) current, pending, or threatened litigation involving the Property or any portion thereof, and (b) any pending or threatened litigation involving any tenants, suppliers, or materialmen; and

(n)
The PFC Encumbrance has an outstanding principal balance in the approximate amount of $14,694,000 and accrues interest at an annual rate of five and four-tenths percent (5.4%). The note evidencing such financing was obtained through the U.S. Department of Housing and Urban Development (“HUD”), and such note is assumable in accordance with its terms, upon the prior written approval of the HUD Secretary.

13.2
Seller’s Disclaimer. Except to the extent expressly set forth in this Section 13 and elsewhere in this Agreement, Seller makes no representations or warranties with respect to, and shall have no liability for: (i) the condition of the Property or the suitability of the Property for habitation or for Purchaser’s intended use or for any use whatsoever; (ii) any applicable building, zoning, fire or life safety laws or regulations or with respect to compliance therewith or with respect to the existence of or compliance with any required permits, if any, of any government agency, other than that described in Section 13.1(k) above; (iii) the availability or existence of any water, sewer or other utilities, any rights thereto, or any water, sewer or other utility districts; or (iv) the presence of any environmentally hazardous wastes, substances or materials on, in or under the property or any adjacent properties. PURCHASER ACKNOWLEDGES TO SELLER THAT PURCHASER WAS OFFERED, BUT AT THE CLOSE OF THE DUE DILIGENCE PERIOD SHALL HAVE WAIVED, THE OPPORTUNITY UNDER THIS AGREEMENT TO FURTHER INSPECT THE PROPERTY IN ALL RESPECTS AND EXCEPT TO THE EXTENT OF SELLER’S EXPRESS REPRESENTATIONS HEREUNDER, PURCHASER ASSUMES THE RESPONSIBILITY AND RISKS OF ALL DEFECTS AND CONDITIONS, INCLUDING SUCH DEFECTS AND CONDITIONS, IF ANY, THAT CANNOT BE OBSERVED BY CASUAL INSPECTION AND ALL RISKS ASSOCIATED WITH ADVERSE PHYSICAL CHARACTERISTICS AND EXISTING ENVIRONMENTAL CONDITIONS ON, IN OR AT THE PROPERTY OR ANY ADJACENT PROPERTIES. Purchaser acknowledges and agrees that neither Seller not any member, manager, employee or agent of Seller has made any representations or warranties regarding the truth, accuracy or thoroughness of any reports, studies or assessments relating to the Property which Seller may have delivered or otherwise made available to Purchaser, except as otherwise expressly set forth in this Agreement. Purchaser acknowledges that Seller would not agree to sell the Property to Purchaser on the terms and conditions of this Agreement but for Purchaser’s acknowledgements and agreements set forth in this Section 13.2.

Purchaser’s Initials:___________________________

13.3
Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller as of the date hereof, and as of the Closing Date, that (a) Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement; (b) Purchaser is a sophisticated purchaser who is familiar with the ownership and operation of real estate projects similar to the Property; (c) Purchaser has or will have adequate opportunity to complete all physical and financial examinations relating to the acquisition of the Property that it deems necessary, and will acquire the same solely on the basis of such examinations and the title insurance protection afforded by the owner’s policy and not on any information provided or to be provided by Seller; and (d) Purchaser shall complete and submit to HUD, HUD Form 92266 (or its successor application form) and all other forms and information required to assume the PFC Encumbrance within sixty six (66) days after the Effective Date.

13.4
Survival; Knowledge. All representations and warranties made in this Agreement shall survive the Closing for a period of twelve (12) months. Any and all claims for misrepresentation or breach of warranty under this Agreement must be commenced or filed within twelve (12) months from the date of Closing. Purchaser shall have no recourse against Seller with respect to any claim for misrepresentation or breach of warranty arising out of facts or circumstances of which Purchaser or its employees or agents (excluding real estate agents) were aware prior to Closing.

14.
Destruction of Improvements. Prior to Seller’s delivery of possession of the Property to Purchaser at Closing, the risk of loss or damage to the Property shall remain upon Seller. The risk of loss transfers to Purchaser after delivery of possession of the Property to Purchaser at Closing. If, prior to Closing, the Property is materially damaged or destroyed by fire or other casualty, Seller shall promptly notify Purchaser of such fact. Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than five (5) days after receipt of Seller’s notice. If this Agreement is so terminated, then the Initial and Second Deposits and all interest accrued thereon in the depository bank shall be refunded to Purchaser. Purchaser and Seller shall pay one-half (1/2) the cost of any cancellation fees and costs of Escrow Agent or Title Company in such event; and neither Purchaser nor Seller shall have any further rights or obligations under this Agreement except for any surviving indemnity provisions of this Agreement. If Purchaser fails to notify Seller of its election within ten (10) days of receiving notification of the material damage or destruction, the Purchaser shall be deemed to have elected to proceed with Closing and the acquisition under this Agreement. For purposes of this Section 14, “material” damage or destruction shall mean damage or destruction that costs in excess of two percent (2%) of the Purchase Price to repair or replace.

If Purchaser does not so terminate this Agreement or in the event any damage or destruction is not material, then neither Purchaser nor Seller shall have the right to either terminate this Agreement by reason of such damage or destruction, or waive its right to terminate, in which case Seller shall promptly comply with the terms and requirements of any Tenant Lease, the PFC Encumbrance or any other applicable agreement binding on Seller and/or the Real Property and any obligations under applicable law with regard to the repair or restoration of such damage, provided, however, that if the date of occurrence of the loss is such that it can not reasonably be repaired or restored prior to Closing and the failure to repair does not otherwise (a) prevent the Closing, including, without limitation, (i) the assumption of the PFC Encumbrance and (ii) the transfer of physical assets under HUD Form 92266 (or its successor application form), or (b) expose Purchaser or the Real Property to any claim for damages or penalty, then at Closing Seller shall assign and turn over to Purchaser all insurance proceeds paid or payable with respect to such damage or destruction, plus the amount of any deductible under Seller’s insurance policy and Purchaser and Seller shall proceed to close the transaction pursuant to the terms of this Agreement, without modifications of the terms of this Agreement and without any reduction in the Purchase Price. It is expressly understood and agreed to by Purchaser that except as provided in this paragraph Seller shall not and is not obligated to make any repairs to the Property in the event of damage or destruction by fire or other casualty and Seller’s assignment of the insurance proceeds and the payment of the deductible under Seller’s insurance policy to Purchaser is made so that Purchaser is responsible for any such repairs.

15.
Condemnation. In the event that, prior to the Closing Date, any governmental entity shall commence any actions of eminent domain or similar type proceedings to take any portion of the Real Property, Seller shall give prompt written notice thereof to Purchaser, and Purchaser shall have the option either to (a) elect to terminate this Agreement, or (b) complete the acquisition of the Property, in which case Purchaser shall be entitled to all the proceeds of such taking and Seller hereby agrees that it shall not settle or compromise the proceedings without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. If Purchaser fails to notify Seller of its election within ten (10) days of receiving notification of the proceeding, then Purchaser shall be deemed to have elected to proceed with Closing and the acquisition under this Agreement.

16.	Default.

16.1
Default by Purchaser. In the event the Purchaser fails, without legal excuse, to complete the purchase of the Property, Seller shall have the right to direct the Escrow Agent to pay the Deposit to Seller or to retain said Deposit to the extent already received by Seller, as liquidated damages for Purchaser’s failure. The Parties agree that Seller’s actual damages would be difficult or impossible to determine if Purchaser defaults, and that the Deposit is the best estimate of the amount and damages Seller would suffer. The Deposit shall be the amount that Seller is entitled to receive as liquidated damages and shall be Seller’s sole and exclusive remedy for Purchaser’s failure to complete the purchase of the Property. Payment of the Deposit in consequence of Purchaser’s default represents damages and not any penalty against Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser’s indemnity obligations under this Agreement are separate and distinct obligations not subject to this Section 16.1.

16.2
Default by Seller. Purchaser shall have as its sole remedy election, the right to either: (a) bring an action for specific performance, or (b) terminate this Agreement and obtain the return of its Deposit. If Purchaser fails to file suit for its remedy of specific performance within thirty (30) days following the then-scheduled Closing Date, Purchaser shall be deemed to have waived its specific performance remedy. The remedies granted to Purchaser under this Section 16.2 apply only in the event of a breach or default or event that is not otherwise dealt with under terms of this Agreement. Under no circumstances shall Purchaser have the right to sue for damages of any nature. Notwithstanding anything to the contrary in this Agreement, Purchaser’s indemnity obligations under this Agreement are separate and distinct obligations that are not subject to the liquidated damages provisions contained in this Section 16.2. Further, notwithstanding anything to the contrary contained in this Agreement, the liquidated damage provisions of this Section 16.2 will not limit Seller’s damages under A.R.S. sections 12-1103, 12-1191 or 33-420.

17.
Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by reliable overnight courier which obtains a delivery receipt, designated for next business day delivery and shipping prepaid,, sent via registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile with hard copy sent on the same day by one of the means set forth above, to such party at the following respective addresses:

Purchaser:
Wilshire Enterprises, Inc.
1 Gateway Center
11-43 Raymond Plaza West, 10th Floor
Newark, New Jersey 07102
Attn: Daniel C. Pryor
Phone No.: (201) 420-2796
Fax No.: (201) 420-6012
E-mail: danpryor@wilshireenterprisesinc.com

With a copy to:	Wilentz, Goldman & Spitzer 90 Woodbridge Center Drive P.O. Box 10 Woodbridge, NJ 07095 Attn: Joseph J. Jankowski, Esq. Phone No.: (732) 855-6059 Fax No.: (732) 726-6512 E-mail: jankoj@wilentz.com

Seller:
Avondale Multi-Family Limited Partnership
Attn: Devan Wastchak and David K. Lu
C/o Foursite Development, L.L.C.
2809 East Camelback Road, Suite 300
Phoenix, Arizona 85016
Phone No.: (602) 266-5888
Fax No.: (602) 266-5999
E-mail: dwastchack@foursite.com

With a copy to:	Michael N. Widener, Esq. Bonnett, Fairbourn, et al. 2901 N. Central Avenue, Suite 1000 Phoenix, AZ 85012 Phone No.: (602) 274-1100 Fax No.: (602) 274-1199 E-mail: mwidener@bffb.com

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that in the case of registered or certified mailings, these shall be deemed received on the fourth (4th) business day following its posting.

18.
Agency and Commissions. Each Party agrees to defend, indemnify and hold the other harmless from and against all liabilities, costs, damages and expenses, including, without limitation, reasonable attorneys’ fees, resulting from any claims or fees or commissions, based upon agreements by it, if any, to pay any additional broker’s commission and/or finder’s fee. Each Party represents and warrants that no real estate brokers or finders were involved in this transaction that entitle any such person to a commission upon the consummation of this purchase and sale.

19.
Disclosure to Parties. It is hereby disclosed that Douglas A. Dragoo, an owner of an interest in Seller, is a licensed Arizona and Colorado real estate broker. The Parties understand and accept these disclosures and waive any rights that may otherwise relate to the described relationships. The disclosure of such relationship shall not in any way limit the scope of the representations and warranties of the parties in Section 18 or limit the defense or indemnification obligations of the parties under Section 18.

20.
Transfer in Accordance with HUD Requirements. Notwithstanding any provision set forth in this Agreement, the transaction is conditioned upon preliminary approval by HUD of the transaction as set forth in Form HUD-92266, Application for Transfer of Physical Assets, and supporting documents submitted to HUD. No transfer of any interest in the Property under this Agreement shall be allowed or effective prior to such approval by HUD. Purchaser will not take possession of the Property nor assume benefits of property ownership prior to such approval by HUD. The Purchaser, its heirs, executors, administrators, or assigns shall have no right upon any breach by the Seller hereunder to seek damages, directly or indirectly, from the Property which is the subject of this transaction, including from any assets, rents, issues or profits thereof, and Purchaser shall have no right to effect a lien upon this Property or the assets, rents, issues or profits thereof. At the Closing as defined herein, Purchaser shall assume the loan made to the Seller and to be assumed by the Purchaser and insured by HUD in connection with this Project (“HUD Loan”). Purchaser shall be responsible for applying for approval of a Transfer of Physical Assets (“TPA”) with the HUD Phoenix Office in connection with the purchase of the Property and assumption of the HUD Loan. Purchaser shall pay for the services of Tiffany & Bosco, P.A. in connection with the preparation and submission of the TPA, and Purchaser shall be responsible for all legal fees and costs associated with the TPA, whether or not the TPA is approved. Tiffany & Bosco, P.A. shall process the assumption of the HUD Loan. The parties’ obligations under this Agreement shall be contingent upon HUD’s approval of the TPA and Purchaser’s assumption of the HUD Loan. If HUD does not approve of the TPA and Purchaser’s assumption of the HUD Loan on or before the Close of Escrow, then either Party to this Agreement shall have the option at any time thereafter to terminate this Agreement; but in any event, One Hundred Thousand Dollars ($100,000) being the full Initial Deposit and Fifty Thousand Dollars ($50,000) of the Second Deposit shall belong to Seller, and the balance of the Second Deposit shall be returned to Purchaser unless (i) Purchaser failed to apply to HUD for the assumption of the PFC Encumbrance as set forth in Section 13.3(d), in which case an additional One Hundred Thousand Dollars ($100,000) of the Second Deposit shall belong to Seller or (ii) HUD’s disapproval of the TPA and Purchaser’s assumption of the HUD Loan is a result of a) Purchaser’s failure to provide all requested items to HUD and or the Lender within its control; b) Purchaser’s failure to perform any HUD or Lender requirements within its control; c) a prior default by Purchaser on a HUD insured loan; or d) Purchaser’s insufficient credit, in which case the balance of the Second Deposit shall be immediately released to and belong to Seller.

21.
Assignment by Purchaser. Purchaser may assign its rights and/or obligations under this Agreement with the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Seller’s consent shall not be required with respect to the assignment of this Agreement to an entity in which Purchaser will remain as a manager and member, subject to HUD approval (and Seller shall have no responsibility for this approval). Any assignment shall be documented and notice given at least three (3) business days prior to the Closing Date; and the assignee must execute and deliver the license described in Section 11.2 in favor of the Seller. Any permitted assignment by Purchaser shall not relieve Purchaser from performing the obligations of the buyer under this Agreement.

22.
1031 Exchange. Either Party may elect to qualify this transaction under Section 1031 of the Internal Revenue Code (the “1031 Exchange”). Each Party agrees to cooperate with the other to the extent necessary to qualify for the 1031 Exchange but neither shall be obligated to incur any out of pocket cost in connection therewith unless the exchanging party initiating the 1031 Exchange agrees to reimburse the cooperating party for such cost. Either Party may, without the other’s consent and in furtherance of the 1031 Exchange, assign this Agreement and convey the Property to a person or entity (the “Exchange Intermediary”) at or prior to Closing on the following conditions: (a) the assigning Party shall not be released from its obligations under this Agreement; (b) the other (non-assigning) party shall not bear any cost, expense or liability in connection with the conveyance or assignment; and (c) the assigning Party shall indemnify and save the other party harmless from same.

23.
Attorneys’ Fees. If there is any litigation between Seller and Purchaser to enforce or interpret any provisions or rights of this Agreement, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all reasonable out of pocket costs, legal fees, and expenses (through trial and appeal), including, but not limited to, reasonable attorneys’ fees incurred by the successful party.

24.
Time. Time is of the essence of this Agreement, it being understood that each date set forth herein and the obligation of the Parties to be satisfied by such date have been the subject of specific negotiations by the Parties. The time for the performance of any obligation or the taking of any action under this Agreement will be deemed to expire at 5:00 p.m. (Phoenix time) on the last day of the applicable time period established in this Agreement. In calculating any time period in this Agreement which commences upon the receipt of any notice, request, demand, or document, or upon the happening of an event (e.g., the Opening of Escrow), the date upon which the notice, request, demand, or document is deemed received, as determined above, or the date an event occurs (or is deemed to have occurred) is not included with the applicable time period, but the applicable time period will commence on the day immediately following. If the time for the performance of any obligation or taking any action under this Agreement expires on a Saturday, Sunday, or legal holiday, the time for performance or taking such action will be extended to the next succeeding day with is not a Saturday, Sunday, or legal holiday and during which Escrow Agent and both Purchaser’s and Escrow Agent’s banks are open for business.

25.	Possession. Possession of the Property shall be delivered by Seller to Purchaser on the Closing Date, subject to the right of tenants.

26.
Entire Agreement. This Agreement contains the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior understandings, agreements, representations and warranties, if any, with respect to such subject matter.

27.	Modification in Writing. This Agreement may only be modified by a writing executed by both Purchaser and Seller.

28.
Headings. The headings of the various paragraphs of this Agreement have been inserted only for convenience and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

29.
Interpretation. Whenever the context so requires, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other gender, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, an estate or any other entity.

30.
Effectiveness. This Agreement shall become effective as a contract binding the parties if, and only when, it has been signed by, and delivered to, both Purchaser and Seller. There is no offer to sell represented by Seller’s forwarding this Agreement draft to Purchaser. If this Agreement is executed and delivered by Purchaser to Seller prior to 5:00 p.m. Arizona time on or after July 29, 2005, it shall constitute Purchaser’s offer to acquire the Property from Seller. Seller shall have the right to accept other offers to purchase the Property before or after July 29, 2005, so long as Seller has not signed this Agreement and delivered it to Purchaser.

31.
Further Assurances. The Parties shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement. Prior to the expiration of the Due Diligence Period, Purchaser and Seller will agree upon the form of all closing documents which are to be executed at Close of Escrow and which have not been attached to this Agreement as exhibits.

32.
Counterparts. This Agreement may be executed in any number of counterparts, or with signatures sent by facsimile, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same agreement.

33.
Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the internal laws of the State of Arizona. Any action brought to interpret, enforce, or construe any provision of this Agreement must be commenced and maintained in the Superior Court of the State of Arizona, Maricopa County, or in the United States District Court for the District of Arizona. All parties irrevocably consent to this jurisdiction and venue and agree not to transfer or remove any action commenced in accordance with this Agreement.

34.
Successors. The terms, covenants and conditions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of the respective Parties hereto.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

AVONDALE MULTI-FAMILY LIMITED PARTNERSHIP, an Arizona limited partnership

By Avondale Investments, Inc., an Arizona corporation, its sole General Partner

By__________________________________
Devan F. Wastchak, its Treasurer
PURCHASER: WILSHIRE ENTERPRISES, INC., a New Jersey corporation By__________________________________ Daniel C. Pryor, its President

EXHIBIT A
TO
AGREEMENT FOR PURCHASE AND SALE

Legal Description

SEE ATTACHED LEGAL DESCRIPTION FROM TSA TITLE AGENCY

1

EXHIBIT B
TO
AGREEMENT FOR PURCHASE AND SALE

List of Due Diligence Items

Operating Statements (2004 and year to date)
Operating Budget (2005)
Capital Improvements (2004 and year to date)
Current Rent Roll
Real and Personal Property Tax Statements (2004)
ALTA Survey
Service Contracts
Personal Property List
Delinquency Report
Vendor List
Employee Payroll
Correspondence received from governmental or municipal agencies concerning building and code violations of any nature, if any
Certificates of Occupancy
Miscellaneous Income Report
Property Management Agreement
Certificate of Insurance
Phase I Environmental
Special Warranty Deed - (To be provided within fourteen (14) days of the Effective Date)
Copies of all executed loan documents related to the PFC Encumbrance

2